Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

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In re	:	Chapter 11 Case No.

:

ARMSTRONG WORLD INDUSTRIES,	:	00-4471 (JKF)

INC., et al.,	:

:

Debtors.	:	(Jointly Administered)

:

:

	:	Re: Docket Nos.: 8539 & 8595
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ORDER AUTHORIZING AND APPROVING MANAGEMENT ACHIEVEMENT

PLAN AND LONG TERM INCENTIVE PLAN FOR KEY EMPLOYEES

Upon the motion dated August 22, 2005 (the “Motion”)1 of Armstrong World Industries, Inc. (“AWI”), as debtor and debtor in possession in the above-captioned chapter 11 cases, for an order pursuant to sections 105(a) and 363(b)(1) of title 11 of the United States Code (the “Bankruptcy Code”) authorizing and approving the material terms of (i) an annual incentive plan (as amended, the “Management Achievement Plan” or the “MAP”) and (ii) a long-term cash incentive plan (as amended, the “1999 Long Term Incentive Plan” or the “LTIP” and together with the MAP, the “Incentive Compensation Plans”), all as more fully set forth in the Motion; and the Court having jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. §§ 157 and 1334; and due notice of the Motion having been provided to (i) the United States Trustee for the District of Delaware, (ii) the agent for AWI’s prepetition bank lenders, (iii) the agent for the Debtors’ postpetition bank lenders, (iv) the

[1]	All capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in the Motion attorneys for the Committees, and (v) all parties on the Debtors’ Core Group Service List and All Notices List in these cases pursuant to the Court’s Revised Order Establishing Case Management Procedures and Hearing Schedule, dated May 26, 2004, and it appearing that no other or further notice need be provided; and the Court having determined that the relief sought in the Motion is in the best interests of AWI, its creditors and all parties in interest; and after due deliberation and sufficient cause appearing therefor,

IT IS HEREBY FOUND AS FOLLOWS:

A. There is a sound business justification for implementing the Incentive Compensation Plans,

B. The material terms of the Incentive Compensation Plans are fair and reasonable and were proposed in good faith;

C. Preserving the tax deduction for the costs of the Incentive Compensation Plans is in the best interests of AWI, its estate and creditors, and is helpful to AWI’s reorganization efforts, and

D. The payments due under the Incentive Compensation Plans are actual, necessary costs of preserving AWI’s estate, therefore, it is hereby

ORDERED, ADJUDGED, AND DECREED AS FOLLOWS:

1. The Motion is granted.

2. The material terms of the Incentive Compensation Plans, as set forth in the Motion, are approved

3. Pursuant to sections 363(b)(1) and 105(a) of the Bankruptcy Code, AWI is authorized to implement the Incentive Compensation Plans.

4. Notwithstanding anything in the LTIP to the contrary, the consummation of a plan of reorganization for AWI shall not constitute a trigger event for the purposes of a Change in Control (as such term is defined in the LTIP) under the LTIP

5. AWI is further authorized and empowered to take such actions as may be reasonably necessary to implement and effectuate the terms and conditions of the Incentive Compensation Plans.

Dated September 29, 2005

Wilmington, Delaware

/s/ Judith K. Fitzgerald
THE HONORABLE JUDITH K FITZGERALD
UNITED STATES BANKRUPTCY JUDGE

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